Journal Register Company Completes Sale of Massachusetts
Newspapers

YARDLEY, PA - Journal Register Company (NYSE:JRC) today announced that it has completed the sale of its two daily community newspapers and five non-daily publications in Massachusetts to
GateHouse Media, Inc. The final sales price was approximately $70 million in cash and approximately
$2 million of working capital. Net after-tax proceeds of the sale will be used to pay down debt. The daily newspapers included in the sale are The Herald News located in Fall River, Massachusetts and the Taunton Daily Gazette located in Taunton, Massachusetts.

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 344 non-daily publications. Journal Register Company currently operates 221 individual
Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company’s operations are strategically clustered in six geographic areas: Greater Philadelphia;
Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of
New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

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For more information:	Journal Register Company
	Ricardo A. Venegas	790 Township Line Road
	Treasurer	Yardley, PA 19067
	Tel: (215) 504-4200	Fax: (215) 504-4201